EXHIBIT 99.1


           RAPID LINK COMPLETES $1 MILLION PRIVATE PLACEMENT AND
               EXTENDS MATURITY DATE ON AN EXISTING DEBENTURE


 Los Angeles, CA - March 9th, 2006 - Rapid Link, Inc. (RPID) announced today that it has raised gross proceeds of $1 million through the completion of a private placement of two one year convertible debentures and warrants with two investors, including Trident Growth Fund, L.P. , a fund managed by Scott Cook, a former investor in the company. In addition, the company announced an extension of one of its 6% convertible debentures with GCA Strategic Investment Fund Limited.

 "I am very excited about the future of Rapid Link. I believe today is further evidence that we are heading in the right direction, with our goal of ultimately becoming a formidable player in the Internet phone services market" stated Mr. Jenkins.

 "Having previously invested in Rapid Link, formerly Dial Thru International, I was very familiar with the company and in light of their new direction and new management team we felt this is a great time to invest again in the company", stated Mr. Cook. "I am very pleased with the support we are getting from previous investors. This says a lot about our business today, where we have come and where we are going. I believe it's a powerful statement for the company", commented David Hess, President & COO of Rapid Link.


 About Rapid Link, Inc.

 Founded in 1997 as Dial Thru International Corporation, Rapid Link provides value-added Voice over Internet Protocol (VoIP) communication services to customers, both domestically and internationally. Rapid Link is a leading niche market provider that has focused on the US military and other key niche markets through its proven, high-quality Internet telephony products, services and infrastructure for service providers, businesses and individuals worldwide.

 The Company's VoIP offerings include multiple service plan options which reside on Rapid Link's state of the art IP network. The company offers PC-to-PC, PC-to-phone, phone-to-phone calling on their unique set of IAD's - Internet Access Device's - that provide a new low cost phone service that is delivered through a broadband connection. Rapid Link's back office provides, billing, operations management, marketing support, inventory management, accounts payable, accounts receivable, sales force automation, commission management, trouble ticket reporting. Customers can manage their telecommunications services in a real-time environment through the company's tested back office support structure.

 Rapid Link's network spans more than 15 countries on five continents. For more information, please visit www.rapidlink.com

 Except for historical matters contained herein, the matters discussed in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements reflect numerous assumptions and involve risks and uncertainties that may affect Rapid Link's business and prospects and cause actual results to differ materially from these forward-looking statements. Among the factors that could cause actual results to differ are the inherent uncertainty of financial estimates and projections, the competitive environment for Internet telephony, Rapid Link's limited operating history, changes of rates of all related telecommunications services, the level and rate of customer acceptance of new products and services, legislation that may affect the Internet telephony industry, rapid technological changes, and other risk factors contained in Rapid Link's (formerly Dial Thru International, Corporation) periodic reports on Form 10-K and Forms 10-QSB on file with the SEC and available through http://www.sec.gov.

 Contacts:
 David Hess, President and COO
 Rapid Link, Inc.
 Tel. 310-566-1701
 Website: www.rapidlink.com

 Friedland Corporate Investor Services, LLC
 Jesse Blum
 Tel. (303) 468-1287